Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION DISCLOSES RECEIPT OF CONTINUED LISTING STANDARD NOTICE FROM NYSE

RADNOR, PA (Globe Newswire) September 15, 2015 – Penn Virginia Corporation (NYSE: PVA) disclosed that it has received notice from the New York Stock Exchange (NYSE) that the average closing price of its common stock for the last 30 consecutive days trading days was less than $1.00 per share, which is below the price required by NYSE’s listing requirement.

Under NYSE rules, the Company will regain compliance if, on the last trading day of any calendar month occurring during the next six months, PVA’s common stock closing share price and its consecutive 30 trading-day average closing share price are at least $1.00 per share. During this period, the Company’s common stock will continue to be traded on the NYSE, subject to compliance with other NYSE listing requirements. In compliance with NYSE procedures, the Company intends to notify the NYSE within ten business days of its intent to cure this deficiency and return to compliance with NYSE rules.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements and does not cause an event of default under any of its debt agreements.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include our ability to cure a listing standard deficiency, to the extent it becomes necessary, and other risks set forth in our filings with the Securities and Exchange Commission (SEC). Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com